EXHIBIT 99.2

FOR IMMEDIATE RELEASE

APPLETON ANNOUNCES TERMINATION OF THE CONSENT SOLICITATION FOR ITS SENIOR SECURED NOTES AND SECOND LIEN NOTES

(Appleton, WIS., July 13, 2012) Appleton Papers Inc. (“Appleton” or the “Company”) announced today that it has terminated its previously announced consent solicitation with respect its 10.50% Senior Secured Notes due 2015 (the “Senior Notes”) and its 11.25% Second Lien Notes due 2015 (the “Second Lien Notes” and, together with the Senior Notes, the “Notes”) and will not accept any consents provided by any of holders of the Notes. The consent solicitation was made pursuant to a Consent Solicitation Statement dated as of June 27, 2012, as amended. The consent solicitation, with respect to the Senior Notes, expired at 4:00 p.m., New York City time, on July 12, 2012 and the consent solicitation, with respect to the Second Lien Notes, was to have expired at 1:00 p.m., New York City time, on July 13, 2012.

The Company’s purpose in making the consent solicitation was to enable the Company to permit, and give effect to, the transactions contemplated by the previously announced Equity Purchase Agreement dated as of May 16, 2012, as amended, by and among Appleton, Paperweight Development Corp. (“PDC”), Hicks Acquisition Company II, Inc. (“HACII”) and HH-HACII, L.P. and the Cross Purchase Agreement dated as of May 16, 2012 between PDC and HACII (collectively, the “Transaction”). The consent solicitation was subject to certain conditions, including the successful consummation of the Transaction. With the termination of the Transaction, as previously announced, obtaining the consent of holders of the Notes is no longer necessary. Since any consents provided by holders of the Notes will not be accepted by the Company, no consideration will be paid in connection with the consent solicitation.

Persons with questions regarding the termination of the consent solicitation relating to the Senior Notes or the Second Lien Notes should contact the Information and Tabulation Agent, which is i-Deal LLC, 512 Seventh Avenue, 31st Floor, New York, NY 10018; (888) 593-9546, or the Solicitation Agent, which is Jefferies & Company, Inc., The Metro Center, One Station Place, Three North, Stamford, CT 06902; (888) 708-5831.

About Appleton

Appleton creates product solutions though its development and use of coating formulations, coating applications and Encapsys® microencapsulation technology. The company produces thermal, carbonless and security papers and Encapsys products. Appleton, headquartered in Appleton, Wis., has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,700 people and has been 100 percent employee-owned since 2001. For more information, visit www.appletonideas.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, regarding Appleton’s plans, objectives, and intentions. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this report.

Forward-looking statements in this report include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this report. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. All forward-looking statements are qualified in their entirety by this cautionary statement.